4 .



I -I



FIRST AMENDXENT TO CONTRIBUTION AGREEXENT



THIS FIRST AMENDMENT TO CONTRIBUTION AGREEMENT
(this "First Amendment") is made as of April , 1998, among South Seas Properties Company Limited Partnership, an Ohio limited partnership (IISSPCII), South Seas Resorts Company Limited Partnership, a Florida limited partnership (IISSRCII), South Seas Resort Limited Partnership, an Ohio limited partnership (IISSRLP'l) , Marco SSP, Ltd.. a Florida limited partnership ("Marco") , and South Seas' & Captiva Properties, L.P., a Florida limited partnership (IISS&CPII; SSPC, SSRC, SSRLP, Marco and SS&CP are referred to herein individually as a "Seller", and collectively as "Sellers"), - CapStar Hotel Company, a Delaware corporation ("CapStar"), and CapStar Management Company, L.P., a Delaware limited partnership ("CapStar Management"; CapStar and CapStar Management are referred to herein individually as a "Purchaser",, and collectively as the "Purchasers"). Capitalized terms used but not defined herein shall have the meanings ascribed to those terms in the Contribution Agreement (as defined herein).



RECITALS:

A.	Sellers and Purchasers entered into a
Contribution Agreement dated as of April 8, 1998 (the
"Contribution Agreement") , whereby each Seller has agreed to contribute to CapStar Management all of the right, title and interest in and to the assets,, properties and rights
(contractual or otherwise) and business of such Seller with respect to the Business, pursuant to the terms of the Contribution Agreement.



-o amend the
Contribution

B.  Purchasers  desire  4L.
Agreement for the purpose'of allowing Purchasers the right to extend the Closing to a date no later than September 30, 1998.



C.	Sellers are willing to amend the Contribution
Agreement f or the purpose of allowing Purchasers the right to extend the Closing to a date no later than September 30, 1998, only upon the terms and conditions set forth in this First Amendment.



NOW, THEREFORE, based upon the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by Sellers and Purchasersr the parties hereby agree as follows:



1. Section 9.1 of the Contribution Agreement is deleted in its entirety and the following is substituted in lieu thereof:



"Section 9.1 Closinci. Unless otherwise mutually agreed to by SSPC and CapStar and subject to Section 8.4, the Closing shall occur on July 15, 1998 (provided that all conditions precedent to the parties obligations hereunder have been satisf ied or waived (other than conditions with respect to actions the respective parties will take at the Closing) and if not so satisfied or waived, the Closing shall be automatically extended from time to time until the first subsequent business day on which all such conditions are so satisfied or waived, subject, however, to Section 11.9 hereof) (the "Closing Date"); provided, however, that CapStar shall have the right to extend the Closing Date until a date no later than September 30, 1998, by providing written notice thereof to SSPC no later than May 1, 1998 (the "Extension Notice") . If CapStar delivers the Extension Notice, CapStar shall thereafter provide SSPC with at least twenty (20) business days prior written notice of the date upon which CapStar desires the Closing to occur. As more particularly described below, at the Closing the parties will meet: (i) to execute all of the documents required to be delivered in connection with the transaction contemplated hereby (the "Closing Documents") ; (ii) issue the Partnership Units; and (iii) take all other action required by this Agreement to be taken in order to consummate the transaction contemplated hereby (the "Closing"). The Closing shall take place at the Corporate Offices, or at any other place to which SSPC and CapStar may mutually agree prior to the Closing Date. The point in time
at which	the Closing shall have been
consummated	is referred to herein as the "Time
of Closing.""



2 . Upon delivery by CapStar of an Extension
Notice, then effective May 1, 1998, Section 3.2(a) of the Contribution Agreement shall be and hereby is amended by deleting the dollar figure 11 27.1711 in each place in which it appears in Section 3.2(a) and substituting the dollar figure 11$28.8711 in lieu thereof.



3 . Upon delivery by CapStar of an Extension
Notice, then effective May 1, 1998, the following new Section
3.7 shall be and hereby is added to the Contribution
Agreement to follow immediately after Section 3.6:



"Section 3.7. Partial Release of Earnest Money Deposit. If
CapStar delivers an Extension Notice, then at SSPC's option
(to be exercised by written notice to CapStar at any time on or after July 1, 1998), there shall be released from escrow and delivered to SSPC the sum of Eight Million Dollars ($8,000,000) (the "Partial Release") so long as the f ollowing two conditions are satisfied as of the date of the Partial Release: (i) SSPC posts security with CapStar for the Partial Release,, which security shall be adequate in CapStar's reasonable determination to ensure repayment of the Partial Release if the transaction contemplated hereby is not consummated; and (ii) at the time of the Partial Release all of SSPC's representations and warranties shall be true and correct in all material respects (without taking into account any qualification as to Knowledge). The Partial Release shall for all purposes hereof constitute Earnest Money Deposit and shall be returned to CapStar under the circumstances set forth in Se&tion 3.4 hereof."



4 . Upon delivery by CapStar of an Extension
Notice, then from and after May 1, 1998, the condition precedent set forth in Section 7.2(f) of the Contribution
Agreement shall be deemed to have been waived by Purchasers and shall no longer be a condition precedent to Purchasers' obligation under the Contribution Agreement.



5 . Upon delivery by CapStar of an Extension
Notice., then Section 8.4(d) of the. Contribution Agreement shall be and hereby is amended by deleting "July 1, 199811 in the ninth line of Section 8.4(d) and inserting "August 1, 199811 in lieu thereof.



6.	Upon delivery by CapStar of an Extension
Notice, then Section 8.4(e) of the Contribution Agreement shall be and hereby is amended by (i) deleting "August 14, 199811 in the fourth line of Section 8.4(e) and inserting "September 1, 199811 in lieu thereof, (ii) by deleting in its entirety the penultimate sentence of Section 8.4(e), and
(iii) by deleting the third full sentence of Section 8.4(e) in its entirety and inserting the following in lieu thereof:



"Subject to the terms and conditions of the Tender Offer and the Consent Solicitation, all Notes previously tendered and not accepted for payment may be accepted for payment by SSPC (or its designee), in its sole and absolute discretion, at any time during the First Extension Period (a "Bond Purchase")."



7.	Upon delivery by CapStar of an Extension
Notice, then notwithstanding anything to the contrary contained in section 8.4 of the Contribution Agreement to the contrary, SSPC may, in its sole and absolute discretion, delay the commencement of the Tender offer and Consent Solicitation until June 15, 1998.



8 . Upon delivery by CapStar of an Extension
Notice,, then Section 8.4(f) of the Contribution Agreement shall be and hereby is amended by deleting "September 28, 199811 in the fourth line of Section 8.4(f) and inserting "October 1, 199811 in lieu thereof and by deleting "August 14, 199811 in the tenth line of Section 8.4(f) and inserting "September 1, 199811 in lieu thereof.



9 . Upon delivery by CapStar of an Extension
Noticer Section 12.4 of the Contribution Agreement shall be and hereby is amended as follows: (i) by deleting "and" from subsection (b), (ii) by deleting the period in the last sentence in subsection (c) and substituting I;" in lieu thereof, and (iii) by adding the following subsections (d) and (e):



11 (d) the amount determined by multiplying (X) the number of days from (and including) July 15, 1998, to (but not including) the closing Date (as so extended pursuant to the Extension Notice) by (Y) Forty-One Thousand Seven Hundred Seventy Dollars ($41,770) (tlae "Per Diem Amount") ; provided, however, that the Per Diem Amount shall be not be payable for the number of days in the period commencing on the Closing Date and ending on the date the Minimum Consent Requirement is satisfied; and



(e)	the "Additional Interest"; provided, however, that in
no event shall the increase to the Contribution Consideration based upon the Additional Interest exceed Four Hundred Thousand Dollars ($400,000). For purposes of this clause
(e), "Additional Interest" means the difference between the Premium with respect to the Tendered Notes calculated as of the date the Minimum Consent Requirement is satisfied and the Premium with respect to the Tendered No%'-es calculated as of the Closing Date. In each case, the Premium shall be based upon a spread to call on the date the Minimum Consent Requirement is satisfied of fifty (50) basis points over the yield to maturity of the 5.50% coupon U.S. Treasury notes due April 15, 2000, and shall include the Redemption Price (as defined in the Indenture) of Notes."



10.	CapStar acknowledges that SSPC I s current
property insurance coverage (IISSPC's Property Insurance
Coverage") expires on or about June 25, 1998. Accordingly, on or before May 1, 1998,

CapStar shall submit for SSPC's review a property insurance program covering all of SSPC's and its affiliates' properties, with such coverage commencing on June 25, 1998, and ending on the f irst anniversary thereof (the "Proposed Property Insurance Coverage"). SSPC shall have a period of f if teen (15) days to review the Proposed Property Insurance Coverage and determine, exercising reasonable business judgment, whether to continue with SSPC's Property Insurance Coverage or whether to accept the Proposed Property Insurance Coverage. In either event, CapStar shall at ' the Ti-me of Closing assume SSPC's obligations thereunder to the extent such obligations arise or accrue on or after the Closing Date (whether for payment of premiums or early termination fees).



11.	All other terms and conditions of the
Contribution Agreement shall remain in full force and effect and unmodified hereby.



12.	This Amendment may be executed in any number
of counterparts, each of which shall be an original, and all of which taken together shall constitute one instrument.



13.	This Ainendment shall be governed by and
construed and interpreted in accordance with the laws of the State of Florida.



5

IN WITNESS WHEREOF, Sellers and Purchasers have caused this Amendment to be executed in their names by their respective duly authorized representatives.



Sellers:

SOUTH SEAS PROPERTIES COMPANY LIMITED
PARTNERSHIP, an Ohio limited partnership



By: T&T Resorts, L.C., a Florida limited



By:



1 ia--b @



i.tv company, general partner



Robert M.
Manager



SOUTH   SEAS
PARTNERSHIP,
partnership



By: S. S.
Flori
gen--



By:



Robert
Manager



ylor,   Cha



RESORTS   COMPANY



a



Florida



sort Management,
rlimited liability
artner



M.





LIMITED
limited



L. C. . a
company,



or,   Chairm



and



SOUTH SEAS RESORT LIMITED PARTNERSHIP, an
Ohio limited partnership



By: SAN-CAP
limited



By:



L.C., a Florida
t

tAv company



Robert M. Tay
Manager



or, Chairman and

apm3613:23630:97003:mpm-16.amd
mpm 4/9/98



MARCO SSP,
partnership



By: Marco
corpo



LTD., a Florida limited



SSP,     Inc. ,    a
 . on



Florida



By:
Its:       @, ;,VA @ @
SOUTH SEAS & CAPTIVA PROP
By:	Resorts Re cor


By:

Its:      -          /



CAPSTAR HOTEL COMPANY



B        /)I, @,, @

@ (to



Naine: @ gz,, t	@, kA . @

I c,,_t 'cA , VI
C\    , T i9

Title:



CAPSTAR MANAGEMENT COMPANY, L.P.

By:	CapStar Hotel Company, a Delaware
corporation,       ra
B            C--, -4 I @@
		@o/@L@o
	Name:	-	- - t

	Title:.	EL@@ '	\[ -,, t @,- c_ @. l@ v-4